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                                                                   EXHIBIT 10.28

                                 EXHIBIT 10.28

                              SEPARATION AGREEMENT

          This Separation Agreement is made between Exide Corporation, a Delaware corporation ("Exide"), and Alan E. Gauthier.

          Whereas, Mr. Gauthier has voluntarily resigned his position as an employee, officer and director of Exide, effective July 31, 1998; and

          Whereas, Mr. Gauthier and Exide wish to provide for an orderly transition that serves their mutual and individual interests.

          Now, therefore, in consideration of the above premises, Mr. Gauthier's past services to Exide, and the mutual terms stated below, and other valuable consideration, the parties agree as follows:

          1.  Transition and Responsibilities.  Effective July 31, 1988, Mr.
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Gauthier has relinquished all his responsibilities and functions as an employee, officer and director of Exide. For a period of two years after July 31, 1998, Mr. Gauthier shall render reasonable advisory and consulting services to Exide with regard to matters that may be requested by Exide's Board of Directors or its designee from time to time. As a consultant pursuant to this Separation Agreement, Mr. Gauthier shall perform only those tasks on behalf of Exide, communicate only with those Exide employees or representatives, and avail himself only of those Exide facilities or resources as specifically authorized by Exide's Board of Directors or its designee or by this Separation Agreement, or as necessary to perform any requested advisory and consulting services hereunder. Such advisory and consulting services shall be of a nature not to preclude Mr. Gauthier from conducting his then-current business affairs.

     2.  Separation Benefits.  Exide will provide Mr. Gauthier with the
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following:

          A.  Consulting fees totalling $600,000.00, payable as follows:  six
          (6) monthly payments of $25,000.00, commencing on August 15, 1998 and, thereafter, payable on a quarterly basis, in equal amounts, over the remaining period of the consulting arrangements set forth in paragraph 1 above.

          B. Continue Mr. Gauthier and his dependents in Exide's health insurance plan and Mr. Gauthier in Exide's long-term disability plan through July 31, 2000. Exide will pay directly to the insurance provider all premiums through July 31, 2000 for participation by Mr. Gauthier and his dependents in Exide's health insurance plan and by Mr. Gauthier in Exide's long-term disability plan. Following July 31, 2000, Mr. Gauthier and his dependents shall be notified of and eligible for COBRA continuation coverage.

          C. Payment of any unused vacation leave accrued by Mr. Gauthier as of July 31, 1998.

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          D.  An allowance of up to $25,000.00 for outplacement services for Mr.
          Gauthier, payable directly to a firm not unacceptable to Exide.

          E. Mr. Gauthier acknowledges that Exide makes no representation or warranties of any kind to him concerning the tax consequences, if any, of any separation benefits Mr. Gauthier receives under this Agreement. Mr. Gauthier agrees to pay any federal, state or local taxes which are assessed against him with respect to any such benefits.

          F. Any compensation previously and correctly deferred by Mr. Gauthier under the terms of the Exide Deferred Compensation Plan, together with any accrued interest and earnings thereon and all amounts attributable thereto. No later than sixty (60) days following the execution of this Agreement, Mr. Gauthier shall receive in a lump sum any such compensation under the plan.

          G. Exide acknowledges that this agreement is not intended to affect any rights under Exide's Selective Executive Retirement Agreement with Mr. Gauthier which previously have vested, and in accordance with the terms of the Selective Executive Retirement Agreement, Mr. Gauthier shall be entitled to benefits upon reaching the age of 59-1/2.

          H. Reasonable expenses incurred in connection with performance of any advisory and consulting services provided hereunder.

          I. Nothing contained in this Separation Agreement shall serve to restrict or enlarge any rights, if any, Mr. Gauthier may have with respect to Exide's Stock Option Plan or Supplemental Executive Retirement Plan, other than as may be set forth in Paragraphs F and H, above.

          Mr. Gauthier's failure to perform under paragraphs 1, 5, 7, 8, 10 and 12 of this Agreement shall void Exide's obligations of further payment under subparagraph A, but otherwise shall not affect the parties' right or obligations under this Agreement.

     3.  Mutual Release.
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          A.  Except as agreed herein, Mr. Gauthier, on behalf of himself and his agents, assignees, attorneys, heirs, executors and administrators, releases, forever discharges and covenants not to sue Exide (including any current, former or subsequent predecessor, successor, assignee, parent, subsidiary or affiliate of Exide, and each of their respective officers, directors, employees, representatives or agents) with respect to any liability, claim, demand, action, cause of action, suit, grievance, debt, sum of money, controversy, agreement (including, without limitation, any Employment Agreement previously made between Mr. Gauthier and Exide), promise, damage, demand, back pay, front pay, cost, expense, attorney's fees or remedy of any type, known or unknown, which Mr. Gauthier has, may have or has ever had, in law or equity, or before any federal, state or local court or administrative agency, through the date of Mr. Gauthier's execution of this Separation Agreement on account of, or in relation to, any

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          matter, cause, circumstance, act or omission arising out of or in connection with Mr. Gauthier's employment with or resignation from Exide, including any claims, demands or actions under any federal, state or local statute or regulation, or the common law of any state, regarding in any way discrimination in employment or termination of employment, except where a claim is based upon intentional misconduct.

          There is expressly reserved from the effect of this release any claim which Mr. Gauthier may now or hereinafter have, or benefit which the Exide Board of Directors in its discretion may grant, with respect to
          (i) this Severance Agreement; (ii) Exide's indemnification obligations, which will continue in full force and effect as to Mr. Gauthier's actions prior to the date hereof, including but not limited to Exide's obligations under the articles of incorporation and the by-laws of Exide, and state law; (iii) employee or director and officer liability insurance; (iv) Mr. Gauthier's entitlement to and rights under Exide's stock option plan, employee pension plan and supplemental executive retirement plan; and (v) defense by Exide for any acts or omissions occurring or alleged to have occurred in connection with Mr. Gauthier's employment with or resignation from Exide.

          B. Except as agreed herein, Exide, on behalf of itself and any current, former or subsequent predecessor, successor, assignee, parent, subsidiary or affiliate of Exide, and each of their respective officers, directors, employees, representatives or agents releases, forever discharges and covenants not to sue Mr. Gauthier with respect to any liability, claim, demand, action, cause of action, suit, grievance, debt, sum of money, controversy, agreement (including, without limitation, any Employment Agreement previously made between Mr. Gauthier and Exide), promise, damage, demand, back pay, front pay, cost, expense, attorney's fees or remedy of any type, known or unknown, which Exide has, may have or has ever had, in law or equity, or before any federal, state or local court or administrative agency, through the date of Exide's execution of this Separation Agreement on account of, or in relation to, any matter, cause, circumstance, act or omission arising out of or in connection with Mr. Gauthier's employment with or resignation from Exide, including any claims, demands or actions under any federal, state or local statute or regulation, or the common law of any state, except where a claim is based on intentional misconduct.

          There is expressly reserved from the effect of this release any claim which Mr. Gauthier may now or hereinafter have with respect to (i) this Severance Agreement; (ii) Exide's indemnification obligations, which will continue in full force and effect as to Mr. Gauthier's actions prior to the date hereof, including but not limited to Exide's obligations under the articles of incorporation and the by-laws of Exide, and state law; (iii) employee or director and officer liability insurance; (iv) Mr. Gauthier's entitlement to and rights under Exide's stock option plan, employee pension plan and supplemental executive retirement plan; and (v) defense by Exide for any acts or omissions occurring or alleged to have

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          occurred in connection with Mr. Gauthier's employment with or resignation from Exide.

     4.  ADEA Release.  Mr. Gauthier specifically agrees that:
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          A.  He is releasing any and all claims under the Age Discrimination in
Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, arising up to the date of the execution of this Separation Agreement;

          B. He consulted with an attorney of his choice before he executed this instrument.

          5.  Return of Exide Property.  Mr. Gauthier shall promptly return to
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Exide any of its property in his possession or control, including without limitation all cellular telephones, pagers, credit cards, documents (including, without limitation, written or computer-based materials and other information contained in any tangible medium of expression or recording, and any copies, excerpts, summaries, compilations or abridgments thereof) and other property of any kind, except for the white 1997 Cessna T-210M, Serial number T 2106207, of which he shall have possession and sole use during the term of the consulting agreement set forth in paragraph A, above, and the 1996 Chrysler LHS automobile, titles to which shall be, and by this agreement is, conveyed to him free and clear of all claims and liens. At the end of the term of the consulting agreement set forth in paragraph 1, Mr. Gauthier shall have the option to purchase the airplane from Exide at the then existing market value. Mr. Gauthier shall promptly clear any outstanding cash advances or Exide credit card charges by filing appropriate expense reports and making any appropriate repayments. Exide shall promptly reimburse Mr. Gauthier for all outstanding expenses reimbursable in accord with Exide's policy upon filing of appropriate expense reports.

          6.  Confidential Information.  Mr. Gauthier acknowledges that during
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his employment with Exide, he has had access to and was provided with certain proprietary trade secrets and confidential business information, including, without limitation, Exide's prior, current and future financing, financial and funding information or strategies, the communications made to and between its corporate directors, and Exide's accounting and litigation plans or strategies. Mr. Gauthier further acknowledges that all the above proprietary trade secrets and confidential business information (i) remain unknown to Exide's competitors and to the general public, (ii) derive independent actual or potential economic value from the fact that such secrets and information are kept confidential, and
(iii) Exide's proprietary trade secrets and confidential business information are the subjects of Exide's efforts, which are reasonable under the circumstances, to maintain their secrecy.

          7.  Confidentiality Covenant.  Mr. Gauthier shall not disclose any
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proprietary trade secret information or any other confidential business information belonging to Exide to anyone other than his attorneys or Exide, its officers, directors, employees, agents, affiliates, successors and assigns, or as directed by such person, unless required to do so by a court or government agency or as necessary to perform any advisory and consulting services hereunder.

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          8.  Injunctive Relief.  In view of Mr. Gauthier's access to Exide's
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proprietary trade secrets and confidential business information, and in consideration of the value of such property to Exide, Mr. Gauthier agrees that the covenant contained in paragraph 7 above is necessary to protect Exide's interests in its Confidential matter, and to protect and maintain customer relationships and other legitimate, proprietary interests of Exide, both actual and potential, which Mr. Gauthier would not have had access to but for his employment relationship with Exide. Mr. Gauthier acknowledges that enforcement of the covenants in Paragraph 7 above would not prevent him from earning a livelihood. Mr. Gauthier further agrees that in the event of his actual or threatened breach of any of the covenants set forth herein, Exide would be irreparably harmed and the full extent of injury resulting therefrom would be difficult to calculate and Exide therefore will not have an adequate remedy at law. Accordingly, Mr. Gauthier agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, however, that nothing herein shall be construed a limiting any other legal or equitable remedies available to Exide.

          9.  Positive Light.  Mr. Gauthier will use his best efforts to insure
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that all has own written and oral communications, and any such communications by other persons over whom he has any control, will promote Exide, its current or former officers, directors or agents, in a clearly positive and favorable light. Exide will use its best efforts to insure that all its own written and oral communications, and any such communications by other persons over whom it has any control, will promote Mr. Gauthier in a clearly positive and favorable light. The parties also will use their respective best efforts to project a positive and favorable attitude toward each other, and to instill a similar attitude in other people. At no time will the parties, individually or through any other person or entity, in any manner make, disseminate or participate in any disparaging, defamatory, negative or adverse statements concerning each other. Nothing contained in this paragraph shall be construed as prohibiting
Mr. Gauthier, Exide or its employees from providing truthful information.

          10.  Confidential Terms.  Mr. Gauthier and Exide each warrant that the
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terms of this Agreement will be regarded as a strictly confidential communication between the parties, and that neither party will, by act or omission, in any manner or means, disclose the terms of the Agreement to any person or entity. This warranty does not apply to Mr. Gauthier's disclosures to his spouse, financial and tax advisors, lawyers, any court or government agency, or as necessary to enforce the terms of this agreement, to Exide's disclosures to its financial advisors and lawyers, or to disclosures of either party required by law.

          11.  Employee Agreement.  This agreement shall terminate and supersede
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the Employee Agreement between Exide and Mr. Gauthier dated May 23, 1989, and any modifications thereof.

          12.  No Admission.  The parties to this instrument acknowledge and
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agree that Exide's and Mr. Gauthier's execution of this Separation Agreement does not constitute and shall not be construed as an admission of wrongdoing of any kind on the part of the entities and persons hereby released, by whom wrongdoing of any kind is expressly denied.

          13.  Integration.  Mr. Gauthier acknowledges that the only
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consideration for this Separation Agreement is described in this instrument;
that no other promise or agreement of

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any kind has been made to or with him by any person or entity whatsoever to cause him to execute this Separation Agreement, that this instrument constitutes the entire agreement between the parties, and the terms set forth herein are contractual and not a mere recital.

          14.  Waiver.  Any failure either by Exide or Mr. Gauthier to insist on
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strict compliance with any of the terms, covenants and conditions of this
Agreement shall not be deemed a waiver or relinquishment of such terms, covenants and conditions or of any similar right or power hereunder at any subsequent time.

          15.  Severability.  If any provision of this Agreement shall be
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declared by any court to be void or unenforceable, the other provisions shall not be affected but shall remain in full force and effect. Furthermore, if any of the restrictions against various post-employment activities is found to be unreasonable or invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid and enforceable. Such restrictions shall be considered divisible both as to time and as to geographical scope, with each month and geographical area being deemed separate.

          16.  Successors.  This Separation Agreement shall be binding upon
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Exide and Mr. Gauthier, and their respective heirs, personal representatives, successors and assigns.

          17.  Governing Law.  This Agreement shall be construed in accord with
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and governed by the laws of the State of New Jersey.

          18.  Knowing and Voluntary Signing.  Mr. Gauthier acknowledges that he
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is represented by counsel, that counsel has explained to him all the terms of this Separation Agreement, and that he has voluntarily signed it, intending it to legally bind him. Exide, by its President, acknowledges that it is represented by counsel, that counsel has explained to it all the terms of this Separation Agreement, and that Exide has voluntarily signed it, intending it to legally bind Exide.

                               EXIDE CORPORATION


 /s/ Alan E. Gauthier     By:  /s/Arthur R. Taylor
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  Alan E. Gauthier               For the Board of Directors

 August 14, 1998              August 31, 1998
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  Dated                        Dated

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